 Exhibit 1.1

PEPSICO SINGAPORE FINANCING I PTE. LTD.
Issuer
PEPSICO, INC.
Guarantor

Floating Rate Notes due 2027
4.650% Senior Notes due 2027
4.550% Senior Notes due 2029
4.700% Senior Notes due 2034

TERMS AGREEMENT

February 12, 2024

To:	PEPSICO SINGAPORE FINANCING I PTE. LTD. PEPSICO, INC. c/o PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PEPSICO SINGAPORE FINANCING I PTE. LTD. (the “Issuer”), a private company limited by shares incorporated under the laws of the Republic of Singapore, proposes to issue and sell $300,000,000 of its Floating Rate Notes due 2027 (the “2027 Floating Rate Notes”), $550,000,000 of its 4.650% Senior Notes due 2027 (the “2027 Notes”), $450,000,000 of its 4.550% Senior Notes due 2029 (the “2029 Notes”) and $450,000,000 of its 4.700% Senior Notes due 2034 (the “2034 Notes,” and together with the 2027 Floating Rate Notes, 2027 Notes and 2029 Notes, the “Notes”), which Notes are to be fully and unconditionally guaranteed by PEPSICO, INC. (“PepsiCo”), a North Carolina corporation (the Notes, together with such guarantee, the “Underwritten Securities”), subject to the terms and conditions stated herein and in the PepsiCo Singapore Underwriting Agreement Standard Provisions dated as of February 12, 2024 incorporated by reference to Exhibit 1.4 to the Issuer’s and PepsiCo’s Registration Statement on Form S-3 (File Nos. 333-277003 and 333-277003-01) filed with the Securities and Exchange Commission on February 12, 2024 (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.820% of the principal amount thereof for the 2027 Floating Rate Notes, 99.787% of the principal amount thereof for the 2027 Notes, 99.554% of the principal amount thereof for the 2029 Notes and 99.403% of the principal amount thereof for the 2034 Notes.

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Underwriters	2027 Floating Rate Notes	2027 Notes	2029 Notes	2034 Notes
Deutsche Bank AG, Singapore Branch	$60,000,000	$110,000,000	$90,000,000	$90,000,000
Goldman Sachs (Singapore) Pte.	60,000,000	110,000,000	90,000,000	90,000,000
Mizuho Securities (Singapore) Pte. Ltd.	60,000,000	110,000,000	90,000,000	90,000,000
Morgan Stanley Asia (Singapore) Pte.	60,000,000	110,000,000	90,000,000	90,000,000
BNP Paribas Securities Corp.	12,000,000	22,000,000	18,000,000	18,000,000
HSBC Securities (USA) Inc.	12,000,000	22,000,000	18,000,000	18,000,000
Barclays Capital Inc.	9,000,000	16,500,000	13,500,000	13,500,000
BBVA Securities Inc.	9,000,000	16,500,000	13,500,000	13,500,000
TD Securities (USA) LLC	9,000,000	16,500,000	13,500,000	13,500,000
RBC Capital Markets, LLC	3,000,000	5,500,000	4,500,000	4,500,000
SG Americas Securities, LLC	3,000,000	5,500,000	4,500,000	4,500,000
U.S. Bancorp Investments, Inc.	3,000,000	5,500,000	4,500,000	4,500,000
Total	$300,000,000	$550,000,000	$450,000,000	$450,000,000

Payment of the purchase price for the Underwritten Securities shall be net of $336,960 of GST charged by the GST-registered Underwriters as follows, such amount being the prevailing GST rate of 9% multiplied by the difference (with respect to each of the Underwritten Securities set forth opposite each GST-registered Underwriter’s name above) between the price to the public as set forth below and the purchase price of the Underwritten Securities as set forth above:

GST-Registered Underwriters	Amount of GST Charged
Deutsche Bank AG, Singapore Branch	$84,240
Goldman Sachs (Singapore) Pte.	84,240
Mizuho Securities (Singapore) Pte. Ltd.	84,240
Morgan Stanley Asia (Singapore) Pte.	84,240
Total	$336,960

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the eleventh and twelfth paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

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The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo Singapore Financing I Pte. Ltd. (the “Issuer”)
Guarantor:	PepsiCo, Inc. (“PepsiCo”)
Trade Date:	February 12, 2024
Time of Sale:	4:00 P.M. New York time on the Trade Date
Settlement Date (T+4):	February 16, 2024
Closing Time:	9:00 A.M. New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated February 12, 2024, preliminary prospectus supplement dated February 12, 2024 and free writing prospectus dated February 12, 2024
Title of Securities:	Floating Rate Notes due 2027	4.650% Senior Notes due 2027	4.550% Senior Notes due 2029	4.700% Senior Notes due 2034
Guarantee:	The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by PepsiCo
Aggregate Principal Amount Offered:	$300,000,000	$550,000,000	$450,000,000	$450,000,000
Maturity Date:	February 16, 2027	February 16, 2027	February 16, 2029	February 16, 2034
Interest Payment Dates:	Quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing May 16, 2024	Semi-annually in arrears on each February 16 and August 16, commencing August 16, 2024	Semi-annually in arrears on each February 16 and August 16, commencing August 16, 2024	Semi-annually in arrears on each February 16 and August 16, commencing August 16, 2024
Benchmark Treasury:	—	4.125% due February 15, 2027	4.000% due January 31, 2029	4.000% due February 15, 2034
Benchmark Treasury Yield:	—	4.262%	4.133%	4.175%
Spread to Treasury:	—	+40 basis points	+45 basis points	+55 basis points
Re-offer Yield:	—	4.662%	4.583%	4.725%
Coupon:	Compounded SOFR plus 0.560%. The interest rate on the Floating Rate Notes due 2027 will in no event be lower than zero	4.650%	4.550%	4.700%

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Floating Rate Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes due 2027 for each interest period will be calculated by the calculation agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes due 2027 multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the relevant Observation Period divided by 360. See “Description of Debt Securities — Floating Rate Notes — Compounded SOFR” in the prospectus	—	—	—
Compounded SOFR:	A compounded average of the daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index for each quarterly interest period in accordance with the specific formula described under “Description of Debt Securities — Floating Rate Notes — Compounded SOFR” in the prospectus	—	—	—
Price to Public:	100.000%	99.967%	99.854%	99.803%
Optional Redemption:	—	Prior to January 16, 2027, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after January 16, 2027	Prior to January 16, 2029, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after January 16, 2029	Prior to November 16, 2033, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after November 16, 2033

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Redemption for Tax Reasons:	In the event of developments affecting taxation described in the prospectus under “Description of Debt Securities — Additional Provisions Applicable to Debt Securities Issued Under the PepsiCo Singapore Indenture — Redemption for Tax Reasons,” the Issuer will have the right, at its option, to redeem the notes of a series, in whole but not in part, at any time upon giving prior notice, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, to, but excluding, the date of redemption.
Substitution of PepsiCo as Issuer:	PepsiCo has the right, at its option at any time, without the consent of any holders of any series of notes, to be substituted for, and assume the obligations of, the Issuer under any series of the notes that is then outstanding under the indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that PepsiCo executes a supplemental indenture in which it agrees to be bound by the terms of each such series of notes and the indenture.
Net Proceeds to the Issuer (Before Expenses):	$299,460,000	$548,828,500	$447,993,000	$447,313,500
Use of Proceeds:	The net proceeds from this offering are intended for PepsiCo’s general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	Actual/360	30/360	30/360	30/360
CUSIP / ISIN:	713466AE0 / US713466AE09	713466AA8 / US713466AA86	713466AB6 / US713466AB69	713466AD2 / US713466AD26
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running and Joint Lead Managers:	Deutsche Bank AG, Singapore Branch Goldman Sachs (Singapore) Pte. Mizuho Securities (Singapore) Pte. Ltd. Morgan Stanley Asia (Singapore) Pte.
Senior Co-Managers:	Barclays Capital Inc. BBVA Securities Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. TD Securities (USA) LLC
Co-Managers:	RBC Capital Markets, LLC SG Americas Securities, LLC U.S. Bancorp Investments, Inc.
Address for Notices to the Representatives:

Deutsche Bank AG, Singapore Branch
One Raffles Quay
#17-00 South Tower
Singapore 048583

Goldman Sachs (Singapore) Pte.
1 Raffles Link
#07-01 South Lobby
Singapore 039393
Attn: Global Banking & Markets

Mizuho Securities (Singapore) Pte. Ltd.
12 Marina View
#08-02 Asia Square Tower 2
Singapore 018961

Morgan Stanley Asia (Singapore) Pte.

23 Church Street

#16-01 Capital Square

Singapore 049481

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IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO SINGAPORE FINANCING I PTE. LTD.

By:	/s/ James T. Caulfield
Name: James T. Caulfield Title: Authorized Signatory

By:	/s/ Ada Cheng
Name: Ada Cheng Title: Authorized Signatory

PEPSICO, INC.

By:	/s/ James T. Caulfield
Name: James T. Caulfield Title: Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
Name: Ada Cheng Title: Senior Vice President, Finance and Treasurer

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CONFIRMED AND ACCEPTED, as of the date first above written:

DEUTSCHE BANK AG, SINGAPORE BRANCH
GOLDMAN SACHS (SINGAPORE) PTE.
MIZUHO SECURITIES (SINGAPORE) PTE. LTD.
MORGAN STANLEY ASIA (SINGAPORE) PTE.

as Representatives of the several Underwriters

By:	DEUTSCHE BANK AG, SINGAPORE BRANCH

	By:	/s/ Adhit Shetty
		Name:	Adhit Shetty
		Title:	Director

By:	/s/ Gabriel Pang
	Name:	Gabriel Pang
	Title:	Director

By:	GOLDMAN SACHS (SINGAPORE) PTE.

	By:	/s/ Andy Tai
		Name:	Andy Tai
		Title:	Managing Director

By:	MIZUHO SECURITIES (SINGAPORE) PTE. LTD.

	By:	/s/ Shaun Horton
		Name:	Shaun Horton
		Title:	Managing Director

By:	MORGAN STANLEY ASIA (SINGAPORE) PTE.

	By:	/s/ Vijay Vaidyanathan
		Name:	Vijay Vaidyanathan
		Title:	Managing Director

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Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated February 12, 2024 (including the Base Prospectus dated February 12, 2024)

2.	Any free writing prospectuses approved by the Representatives and filed by the Issuer and PepsiCo under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated February 12, 2024 to be filed by the Issuer and PepsiCo pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities

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